    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 1995

                                                   REGISTRATION NOS. 33-
                                                                     33-     -01
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                         ------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

          CONSUMERS POWER COMPANY                CONSUMERS POWER COMPANY FINANCING I
 (Exact name of registrant as specified in           (Exact name of registrant as
                 its charter)                         specified in its charter)
                  MICHIGAN                                     DELAWARE
      (State or other jurisdiction of              (State or other jurisdiction of
        incorporation or organization)              incorporation or organization)
                 38-0442310                                   38-6660663
    (I.R.S. Employer Identification No.)         (I.R.S. Employer Identification No.)

                            212 WEST MICHIGAN AVENUE
                            JACKSON, MICHIGAN 49201
                                 (517) 788-0550
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
                         ------------------------------

                                 ALAN M. WRIGHT
                             SENIOR VICE PRESIDENT
                          AND CHIEF FINANCIAL OFFICER
                            212 WEST MICHIGAN AVENUE
                            JACKSON, MICHIGAN 49201
                                 (517) 788-0351
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

  It is respectfully requested that the Commission send copies of all notices, orders and communications to:

           DENISE M. STURDY, ESQ.                     THOMAS J. IGOE, JR., ESQ.
          CONSUMERS POWER COMPANY                         REID & PRIEST LLP
          212 WEST MICHIGAN AVENUE                       40 WEST 57TH STREET
          JACKSON, MICHIGAN 49201                      NEW YORK, NEW YORK 10019

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

                                                                              PROPOSED MAXIMUM
          TITLE OF EACH CLASS                              PROPOSED MAXIMUM       AGGREGATE
             OF SECURITIES                 AMOUNT TO BE     OFFERING PRICE        OFFERING          AMOUNT OF
           TO BE REGISTERED                 REGISTERED      PER UNIT(2)(3)       PRICE(2)(3)    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Preferred Securities of Consumers Power
  Company Financing I..................      4,000,000          $25.00          $100,000,000       $34,482.76
Subordinated Deferrable Interest Notes
  of Consumers Power Company(1)(4).....
Guarantee of Preferred Securities of
  Consumers Power Company Financing I
  by Consumers Power Company...........
Total..................................                                         $100,000,000       $34,482.76
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) The Subordinated Deferrable Interest Notes will be purchased by, and constitute assets of, Consumers Power Company Financing I.
(2) Estimated solely for the purpose of calculating the registration fee.
(3) Exclusive of accrued interest and distributions, if any.
(4) No separate consideration will be received for Consumers Power Company's Subordinated Deferrable Interest Notes or its Guarantee.
                         ------------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                 PRELIMINARY PROSPECTUS DATED NOVEMBER 3, 1995
PROSPECTUS (SUBJECT TO COMPLETION)

                         4,000,000 PREFERRED SECURITIES
                      CONSUMERS POWER COMPANY FINANCING I
               % TRUST ORIGINATED PREFERRED SECURITIES(SM) ("TOPRS(SM)")
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                            CONSUMERS POWER COMPANY
                            ------------------------

     The    % Trust Originated Preferred Securities (the "Preferred Securities")
offered hereby evidence preferred undivided beneficial interests in the assets of Consumers Power Company Financing I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). Consumers Power Company, a Michigan corporation ("Consumers" or the "Company"), will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing common undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in an equivalent principal
amount of    % Subordinated Deferrable Interest Notes due 2035 (the
"Subordinated Notes") of Consumers. The Subordinated Notes will be unsecured obligations of Consumers and will be subordinate and junior in right of payment to certain other indebtedness of Consumers, as described herein. Upon an event of default under the Declaration (as defined herein), the holders of the Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon liquidation, redemption and otherwise.
                                                        (continued on next page)

     SEE "RISK FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

     An application will be filed to list the Preferred Securities on the New York Stock Exchange, Inc. (the "New York Stock Exchange"). If such application is approved, trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                               INITIAL PUBLIC        UNDERWRITING          PROCEEDS TO
                                              OFFERING PRICE(1)      COMMISSION(2)         TRUST(3)(4)
-----------------------------------------------------------------------------------------------------------
Per Preferred Security......................           $                  (3)                   $
-----------------------------------------------------------------------------------------------------------
Total.......................................       $                      (3)              $
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) Plus accrued distributions, if any, from             , 1995.

(2) Consumers and the Trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in Subordinated Notes, Consumers has agreed to pay to the Underwriters as compensation for their arranging the investment
    therein of such proceeds, $       per Preferred Security (or $       in the
    aggregate); provided, that such compensation for sales of 10,000 or more
    Preferred Securities to a single purchaser will be      per Preferred
    Security. Therefore, to the extent of such sales, the actual amount of Underwriters' compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."

(4) Expenses of the offering which are payable by Consumers are estimated to be
    $            .
                            ------------------------

     The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form
through the facilities of The Depository Trust Company on or about             ,
1995.
                            ------------------------
MERRILL LYNCH & CO.
               DEAN WITTER REYNOLDS INC.
                               A.G. EDWARDS & SONS, INC.
                                            FIRST OF MICHIGAN CORPORATION
                                                                     RONEY & CO.
                            ------------------------

               The date of this Prospectus is             , 1995.

(SM) "TRUST ORIGINATED PREFERRED SECURITIES" AND "TOPRS" ARE SERVICE MARKS OF
                           MERRILL LYNCH & CO., INC.

(continued from previous page)

     Holders of the Preferred Securities are entitled to receive cumulative cash
distributions at an annual rate of    % of the liquidation amount of $25 per
Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on December 31, March 31, June 30 and September 30 of each year commencing December 31, 1995 ("distributions"). The payment of distributions out of moneys held by the Trust, and payments on liquidation of the Trust or the redemption of Preferred Securities, as set forth below, are guaranteed by Consumers (the "Preferred Securities Guarantee") to the extent the Trust has funds available therefor as described under "Description of the Preferred Securities Guarantee." The obligations of Consumers under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of Consumers and will rank pari passu with the most senior preferred stock issued by Consumers. The obligations of Consumers under the Subordinated Notes are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of Consumers. The Senior Indebtedness of Consumers aggregated approximately $2,456 million at June 30, 1995.

     The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Subordinated Notes, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Notes, no amounts will be paid on the Preferred Securities. If Consumers does not make principal or interest payments on the Subordinated Notes, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the Preferred Securities Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor.

     Consumers has the right to defer payments of interest on the Subordinated Notes by extending the interest payment period on the Subordinated Notes, at any time, for up to 20 consecutive quarters (each, an "Extension Period"). If interest payments are so deferred, distributions on the Trust Securities will also be deferred. Despite such deferral, distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at an annual
rate of    % per annum, compounded quarterly, and during any Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash interest payments attributable to such deferred income. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Notes. See "Description of the Subordinated Notes -- Option to Extend Interest Payment Period," "Risk Factors -- Option to Extend Interest Payment Period" and "Certain Federal United States Income Tax Consequences -- Original Issue Discount, Premium and Market Discount." In the event of any such deferral, the holders of the Preferred Securities will not have the right to appoint a special representative or trustee or otherwise act to protect their interests.

     The Subordinated Notes are redeemable by Consumers (in whole or in part) from time to time, on or after December 31, 2000 or at any time in certain circumstances upon the occurrence of a Special Event (as defined herein). If Consumers redeems Subordinated Notes, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Notes so redeemed at $25 per Trust Security plus accrued and unpaid distributions thereon (the "Redemption Price") to the date fixed for redemption. See "Description of the Preferred Securities -- Mandatory Redemption." The Preferred Securities will be redeemed upon maturity of the Subordinated Notes. The Subordinated Notes mature on December 31, 2035. In addition, upon the occurrence of a Special Event arising from a change in law or a change in legal interpretation, unless the Subordinated Notes are redeemed in the limited circumstances described below, the Trust shall be terminated with the result that the Subordinated Notes will be distributed to the holders of the Preferred Securities, on a pro rata basis, in lieu of any cash distribution. In the case of the occurrence of a Special Event, Consumers will have the right in certain circumstances to redeem the Subordinated Notes, which would result in the redemption by the Trust of the Trust Securities in the same amount on a pro rata basis. If the Subordinated Notes are distributed to the holders of the Preferred Securities, Consumers will use its best efforts to have the Subordinated Notes listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Subordinated Notes."

     In the event of the voluntary or involuntary dissolution, winding-up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive, for each Preferred Security, a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless in connection with such dissolution, winding-up or termination the Subordinated Notes are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution."

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     Consumers and the Trust have filed with the Securities and Exchange Commission (the "Commission") a combined registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Subordinated Notes, the Preferred Securities and the Preferred Securities Guarantee offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements or extracts presented in this Prospectus from financial statements, contracts, agreements or other documents included as exhibits to the Registration Statement are not necessarily complete. With respect to each such financial statement, contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved.

     Consumers is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, information statements and other information with the Commission. Such reports, information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such reports, information statements and other information concerning Consumers may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the securities exchange on which certain of Consumers' securities are listed.

     No separate financial statements of the Trust are included herein. Consumers and the Trust do not consider that such financial statements would be material to holders of the Preferred Securities because the Trust is a newly formed special purpose entity, has no operating history and no independent operations and is not engaged in, and does not propose to engage in, any activity other than as set forth below. See "Consumers Power Company Financing I."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Consumers with the Commission (File No. 1-5611) are incorporated in this Prospectus by reference and made a part hereof:

          (i) Consumers' Annual Report on Form 10-K for the year ended December 31, 1994;

          (ii) Consumers' Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1995 and June 30, 1995; and

          (iii) Consumers' Current Reports on Form 8-K dated January 10, 1995, dated February 2, 1995 and dated September 11, 1995.

     All documents subsequently filed by Consumers pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated into this Prospectus by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Consumers will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents. Such requests should be directed to Consumers Power Company at its principal executive offices located at 212 West Michigan Avenue, Jackson, Michigan 49201 Attention: Senior Vice President and Chief Financial Officer; telephone: (517) 788-0550.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus.

     Preferred Securities Offered. 4,000,000      % Trust Originated Preferred
Securities evidencing preferred undivided beneficial interests in the assets of the Trust are offered hereby. Holders of the Preferred Securities are entitled
to receive cumulative cash distributions at an annual rate of      % of the
liquidation amount of $25 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on December 31, March 31, June 30 and September 30 of each year commencing on December 31, 1995. The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Subordinated Notes, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Notes, no amounts will be paid on the Preferred Securities. See "Description of the Preferred Securities."

     Subordinated Notes. The Trust will invest the proceeds from the issuance of
the Preferred Securities and Common Securities in an equivalent amount of      %
Subordinated Deferrable Interest Notes due 2035 of Consumers. The Subordinated Notes will be subordinate and junior in right of payment to all Senior Indebtedness of Consumers. See "Description of Subordinated Notes -- Subordination."

     Preferred Securities Guarantee. Payment of distributions out of moneys held by the Trust, and payments on liquidation of the Trust or the redemption of Preferred Securities are guaranteed by Consumers to the extent the Trust has funds available therefor. If Consumers does not make principal or interest payments on the Subordinated Notes, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the Preferred Securities Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor. See "Description of Preferred Securities Guarantee" and "Effect of Obligations under the Subordinated Notes and the Preferred Securities Guarantee" herein. The obligations of Consumers under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of Consumers and will rank pari passu with the most senior preferred stock issued by Consumers. See "Risk Factors -- Ranking of Preferred Securities Guarantee and Subordinated Notes" and "Description of the Preferred Securities Guarantee."

     Interest Deferral. Consumers has the right to defer payments of interest on the Subordinated Notes by extending the interest payment period on the Subordinated Notes, at any time, for up to 20 consecutive quarters. If interest payments on the Subordinated Notes are so deferred, distributions on the Preferred Securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon (to the extent permitted by law) as described herein. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Notes. During an Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income in advance of receipt of the cash interest payments attributable thereto. See "Description of the Subordinated Notes -- Option to Extend Interest Payment Period" and "Certain United States Federal Income Tax Consequences -- Original Issue Discount, Premium and Market Discount."

     Redemption. The Subordinated Notes are redeemable by Consumers (in whole or in part) from time to time, on or after December 31, 2000, or at any time in certain circumstances upon the occurrence of a Special Event. If the Subordinated Notes are redeemed, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of Subordinated Notes so redeemed. The Preferred Securities will be redeemed upon maturity of the Subordinated Notes. See "Description of the Preferred Securities -- Mandatory Redemption."

                                  RISK FACTORS

     Prospective purchasers of Preferred Securities should carefully review the information contained or incorporated by reference elsewhere in this Prospectus and should particularly consider the following matters:

RANKING OF PREFERRED SECURITIES GUARANTEE AND SUBORDINATED NOTES

     Consumers' obligations under the Preferred Securities Guarantee are subordinate and junior in right of payment to all liabilities of Consumers and pari passu with the most senior preferred stock now or hereafter issued by Consumers and with any guarantee now or hereafter entered into by Consumers in respect of any preferred stock of any affiliate of Consumers. The obligations of Consumers under the Subordinated Notes are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of Consumers. No payment of principal of (including redemption payments, if any), premium, if any, or interest on, the Subordinated Notes may be made if (a) any Senior Indebtedness of Consumers is not paid when due, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default. At June 30, 1995, Senior Indebtedness of Consumers aggregated approximately $2,456 million. There are no terms in the Preferred Securities, the Subordinated Notes or the Preferred Securities Guarantee that limit Consumers' ability to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Notes or the Preferred Securities Guarantee. See "Description of the Preferred Securities Guarantee" and "Description of the Subordinated Notes -- Subordination."

RIGHTS UNDER THE PREFERRED SECURITIES GUARANTEE

     The Preferred Securities Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions which are required to be paid on the Preferred Securities, to the extent the Trust shall have funds available therefor, (ii) the Redemption Price, including all accrued and unpaid distributions, to the date of the redemption, to the extent the Trust has funds available therefor, with respect to any Preferred Securities called for redemption by the Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Notes to the holders of Preferred Securities) the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment therefor and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities in liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee (as defined herein) or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under the Preferred Securities Guarantee. If the Preferred Guarantee Trustee fails to enforce the Preferred Securities Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against Consumers to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity. If Consumers were to default in its obligation to pay amounts payable on the Subordinated Notes, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Preferred Securities Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would rely on the enforcement by the Property Trustee (as defined herein) of its rights as registered holder of the Subordinated Notes against Consumers, pursuant to the terms of the Subordinated Notes. See "Description of the Preferred Securities Guarantee -- Status of the Preferred Securities Guarantee" and "Description of the Subordinated Notes -- Indenture Events of Default." The Declaration (as defined herein) provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Preferred Securities Guarantee and the Indenture (as defined herein).

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the

Subordinated Notes against Consumers. In addition, the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Notes. If the Property Trustee fails to enforce its rights under the Subordinated Notes to the fullest extent permitted by law, a holder of Preferred Securities may institute a legal proceeding directly against Consumers to enforce the Property Trustee's rights under the Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity, including the Trust.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     Consumers has the right under the Indenture to defer payments of interest on the Subordinated Notes by extending the interest payment period at any time, and from time to time, on the Subordinated Notes. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but despite such deferral would continue to accrue with interest thereon compounded quarterly) by the Trust during any such extended interest payment period. Such right to extend the interest payment period for the Subordinated Notes is limited to a period not exceeding 20 consecutive quarters for any such extension. In the event that Consumers exercises this right to defer payments of interest, then (a) Consumers shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) Consumers shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Consumers which rank pari passu with or junior to the Subordinated Notes and (c) Consumers shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantee), provided, however, Consumers may declare and pay a stock dividend where the dividends stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, Consumers may further defer payments of interest by further extending the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Notes. Upon the termination of any Extension Period and the payment of all amounts then due, Consumers may select a new Extension Period, as if no Extension Period had previously been declared, subject to the above requirements. See "Description of the Preferred Securities -- Distributions" and "Description of the Subordinated Notes -- Option to Extend Interest Payment Period."

     Because Consumers has the right to extend the interest payment period for the Subordinated Notes, the Subordinated Notes will be treated as having been issued with original issue discount ("OID") for United States federal income tax purposes. Should Consumers exercise its right to defer payments of interest by extending the interest payment period, each holder of Preferred Securities will continue to accrue income (as OID) for United States federal income tax purposes in respect of the deferred interest allocable to its Preferred Securities. As a result, holders of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash, regardless of the holders' regular method of accounting, and will not receive cash from the Trust related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. Consumers has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Notes. However, should Consumers determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of Consumers' right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Subordinated Notes) may be more volatile than other securities on which OID accrues that are not subject to such rights. In addition, if the issue price of the Subordinated Notes at the time of the issuance of the Preferred Securities is less than their stated principal amount, the difference will be additional OID, a pro rata share of which will be includible in the gross income of the holders of the

Preferred Securities over the term of the Preferred Securities. See "Certain United States Federal Income Tax Consequences -- Original Issue Discount, Premium and Market Discount."

SPECIAL EVENT DISTRIBUTION

     In the case of a Special Event, in certain circumstances Consumers shall have the right to redeem the Subordinated Notes, in whole or in part, in which event the Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Notes are redeemed. Otherwise, upon the occurrence of a Special Event, the Trust will be terminated, with the result that the Subordinated Notes would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Certain United States Federal Income Tax Consequences."

     There can be no assurance as to the market prices at such time for the Preferred Securities or the Subordinated Notes that may be distributed in exchange for Preferred Securities if a termination or liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Subordinated Notes that the investor may receive on termination and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Notes upon the occurrence of a Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Notes and should carefully review all the information regarding the Subordinated Notes contained herein. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Subordinated Notes."

LIMITED VOTING RIGHTS

     Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, Consumers Trustees (as defined herein), which voting rights are vested exclusively in Consumers as the holder of the Common Securities. See "Description of the Preferred Securities -- Voting Rights."

TRADING PRICE OF PREFERRED SECURITIES

     The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Notes. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Notes through the date of disposition in income as ordinary income (i.e., OID), and to add such amount to its adjusted tax basis in its pro rata share of the underlying Subordinated Notes deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain United States Federal Income Tax Consequences -- Original Issue Discount, Premium and Market Discount" and "-- Sale of Preferred Securities."

                            CONSUMERS POWER COMPANY

     Consumers is a public utility serving almost six million of Michigan's nine million residents in 68 counties in Michigan's Lower Peninsula. Consumers conducts its principal operations through two business segments: electric operations and gas operations. The electric operations include the generation, purchase, transmission and distribution of electricity serving 62 of the 68 counties in the Lower Peninsula of Michigan. The gas operations include the production, purchase, storage, transmission and distribution of gas serving 45 of the 68 counties in the Lower Peninsula of Michigan. Consumers' principal executive offices are located at 212 West Michigan Avenue, Jackson, Michigan 49201, telephone (517) 788-0550.

                      CONSUMERS POWER COMPANY FINANCING I

     The Trust is a statutory business trust formed under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on October 30, 1995. The Trust's business is defined in a Declaration of Trust, executed by Consumers, as sponsor (the "Sponsor"), and the Consumers Trustees. The Declaration of Trust will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. Consumers will acquire all of the Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Notes and (iii) engaging in only those other activities necessary appropriate, convenient or incidental thereto. The Trust has a term of approximately 45 years, but may terminate earlier as provided in the Declaration.

     The Trust's business and affairs will be conducted by the trustees (the "Consumers Trustees") appointed by Consumers, as holder of the Common Securities. The duties and obligations of the Consumers Trustees shall be governed by the Declaration. Pursuant to the Declaration, the number of Consumers Trustees will initially be five. Three of the Consumers Trustees (the "Regular Trustees") will be persons who are employees or officers of, or affiliated with, Consumers. The fourth trustee will be a financial institution unaffiliated with Consumers which maintains a principal place of business in the State of Delaware (the "Delaware Trustee"). The Bank of New York (Delaware), will act as the Delaware Trustee until removed or replaced by the holder of the Common Securities. The fifth trustee will serve as property trustee under the Declaration and as indenture trustee for purposes of the Trust Indenture Act (the "Property Trustee"). The Bank of New York will act as the Property Trustee until removed or replaced by the holder of the Common Securities. The Bank of New York will also act as indenture trustee under the Preferred Securities Guarantee (the "Preferred Guarantee Trustee"). See "Description of the Preferred Securities Guarantee."

     The Property Trustee will hold title to the Subordinated Notes for the benefit of the holders of the Trust Securities and will have the power to exercise all rights, powers and privileges under the Indenture (as defined herein) as the holder of the Subordinated Notes. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Notes for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Preferred Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. Consumers, as the holder of all the Common Securities, will have the right to appoint, remove or replace any Consumers Trustee and to increase the number of Consumers Trustees, provided that the number of Consumers Trustees shall be at least five, a majority of which shall be Regular Trustees. Consumers will pay all fees and expenses related to the Trust, the offering of the Trust Securities and the issuance of the Subordinated Notes. See "Description of the Subordinated Notes -- Miscellaneous."

     The rights of the holders of the Preferred Securities, including rights to information and voting rights, are as set forth in the Declaration, the Delaware Business Trust Act, as amended (the "Trust Act"), and the Trust Indenture Act. See "Description of the Preferred Securities."

     The principal place of business of the Trust shall be c/o Consumers Power Company, 212 West Michigan Avenue, Jackson, Michigan 49201 (telephone number
(517) 788-0550).

           SELECTED FINANCIAL INFORMATION OF CONSUMERS POWER COMPANY

     The following information is qualified in its entirety by the information appearing elsewhere in this Prospectus and by the information and financial statements incorporated in this Prospectus by reference.




                                          TWELVE MONTHS
                                           ENDED JUNE                 YEAR ENDED DECEMBER 31,
                                               30,         ----------------------------------------------
                                              1995          1994      1993      1992      1991      1990
                                          -------------    ------    ------    ------    ------    ------
                                           (UNAUDITED)
Operating Revenue (in millions)..........    $ 3,331       $3,356    $3,243    $2,978    $2,908    $2,968
Net Income (Loss) (in millions)(a).......    $   235       $  226    $  198    $ (244)   $ (235)   $ (382)
Net Income (Loss) after Preferred
  Dividends (in millions)................    $   207       $  202    $  187    $ (255)   $ (260)   $ (393)
Ratios of Earnings to:
  Fixed Charges..........................       2.86         2.94      2.52        (b)       (c)       (d)
  Fixed Charges & Preferred Dividends....       2.29         2.40      2.31        (e)       (f)       (g)

-------------------------
(a) 1991 excludes an extraordinary after-tax loss of $14 million.

(b) For the year ended December 31, 1992, fixed charges exceeded earnings by $360 million. Earnings as defined include a $520 million pre-tax loss on the settlement of cost recovery issues relating to power purchases from the MCV Partnership partially offset by $(15) million for potential customer refunds and other reserves related to 1992 but recorded in 1991. The ratio of earnings to fixed charges would have been 1.81 excluding these amounts.

(c) For the year ended December 31, 1991, fixed charges exceeded earnings by $309 million. Earnings as defined include $398 million of pre-tax write-downs and reserve amounts related to the abandoned Midland project and $44 million for potential customer refunds and other reserves recorded in 1991 but related to 1992 and 1990. The ratio of earnings to fixed charges would have been 1.40 excluding these amounts.

(d) For the year ended December 31, 1990, fixed charges exceeded earnings by $228 million. Earnings as defined include $716 million of pre-tax write-downs and reserve amounts related to the abandoned Midland project and $(29) million for potential customer refunds and other reserves related to 1990 but recorded in 1991. The ratio of earnings to fixed charges would have been 2.46 excluding these amounts.

(e) For the year ended December 31, 1992, fixed charges and preferred dividends exceeded earnings by $377 million. Earnings as defined include a $520 million pre-tax loss on the settlement of cost recovery issues relating to power purchases from the MCV Partnership partially offset by $(15) million for potential customer refunds and other reserves related to 1992 but recorded in 1991. The ratio of earnings to fixed charges and preferred dividends would have been 1.65 excluding these amounts.

(f) For the year ended December 31, 1991, fixed charges and preferred dividends exceeded earnings by $324 million. Earnings as defined include $398 million of pre-tax write-downs and reserve amounts related to the abandoned Midland project and $44 million for potential customer refunds and other reserves recorded in 1991 but related to 1992 and 1990. The ratio of earnings to fixed charges and preferred dividends would have been 1.34 excluding these amounts.

(g) For the year ended December 31, 1990, fixed charges and preferred dividends exceeded earnings by $245 million. Earnings as defined include $716 million of pre-tax write-downs and reserve amounts related to the abandoned Midland project and $(29) million for potential customer refunds and other reserves related to 1990 but recorded in 1991. The ratio of earnings to fixed charges and preferred dividends would have been 2.33 excluding these amounts.

                   CAPITALIZATION OF CONSUMERS POWER COMPANY

     The following table sets forth the unaudited consolidated capitalization of Consumers at June 30, 1995, and as adjusted to reflect the sale of the Preferred Securities offered hereby and the application of the estimated net proceeds from such sale. See "Use of Proceeds." The table should be read in conjunction with Consumers' consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                                                                               AT JUNE 30, 1995
                                                                               ----------------
                                                                                           AS
                                                                               ACTUAL    ADJUSTED
                                                                               ------    ------
                                                                                 IN MILLIONS
                                                                                 (UNAUDITED)
Short-term debt (includes notes payable and current portion of long-term
  debt and capital leases)..................................................   $  358    $  258
                                                                               ======    ======
Non-current portion of capital leases.......................................   $  109    $  109
Long-term debt (excluding current maturities)...............................    1,955     1,955
Company-obligated mandatorily redeemable preferred securities of Consumers
  Power Company Financing I(1)..............................................       --       100
Preferred Stock with no mandatory redemption................................      356       356
Common stockholders' equity.................................................    1,487     1,487
                                                                               ------    ------
     Total stockholders' equity.............................................    1,843     1,943
                                                                               ------    ------
Total Capitalization........................................................   $3,907    $3,907
                                                                               ======    ======

-------------------------
(1) As described in this Prospectus, the sole assets of the Trust will be the % Subordinated Deferrable Interest Notes due 2035 of Consumers with a principal amount of $103,092,784, and upon redemption of such debt, the Preferred Securities will be mandatorily redeemable.

                              ACCOUNTING TREATMENT

     The financial statements of the Trust will be consolidated with Consumers' financial statements, with the Preferred Securities shown on Consumers' consolidated financial statements as mandatorily redeemable preferred securities. Note disclosures will discuss the Consumers' Guarantee of Consumers Power Company Financing I Preferred Securities.

                                USE OF PROCEEDS

     The proceeds of the sale of the Preferred Securities will be invested by the Trust in the Subordinated Notes of Consumers. Consumers will use the net proceeds from the sale of such Subordinated Notes to provide a portion of the funds required for Consumers' capital expenditures (acquiring property, constructing, completing, extending, and improving facilities) and for general corporate purposes. Initially, such proceeds will be used to repay a portion of Consumers' short-term debt, which had an aggregate amount outstanding of approximately $358 million at June 30, 1995. The short-term debt bears interest
at rates ranging from           to           .

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as the indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a copy of which is filed as an exhibit to the Registration Statement, of which this Prospectus is a part, the Trust Act and the Trust Indenture Act.

GENERAL

     The Declaration authorizes the Regular Trustees, on behalf of the Trust, to issue the Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned by Consumers. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence and during the continuation of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights to payment of the holders of the Preferred Securities. The Declaration does not permit the incurrence of any indebtedness by the Trust or the issuance by the Trust of any securities other than the Trust Securities. Pursuant to the Declaration, the Property Trustee will hold legal title to the Subordinated Notes for the Trust and for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by Consumers to the extent described under "Description of the Preferred Securities Guarantee." The Preferred Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. The Preferred Securities Guarantee does not cover payment of distributions on the Preferred Securities when the Trust does not have sufficient available funds in the Property Account to make such distributions.

DISTRIBUTIONS

     Distributions on the Preferred Securities will be fixed at a rate per annum
of   % of the stated liquidation amount of $25 per Preferred Security.
Distributions in arrears will bear interest at such rate per annum (to the extent permitted by applicable law). The term "distributions" as used herein includes any such interest payable unless otherwise stated.

     Distributions on the Preferred Securities will be cumulative, will accrue
from           , 1995 and will be payable quarterly in arrears on December 31,
March 31, June 30 and September 30 of each year to the holders of record on the applicable record date, commencing December 31, 1995 when, as and if available for payment by the Property Trustee, except as otherwise described below. The amount of distributions payable for any full quarterly period will be computed on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full quarter, on the basis of the actual number of days elapsed in such a 90-day quarter.

     Consumers has the right under the Indenture to defer payments of interest on the Subordinated Notes by extending the interest payment period from time to time on the Subordinated Notes which, if exercised, would defer quarterly distributions on the Preferred Securities (though such distributions would continue to accrue interest since interest would continue to accrue on the Subordinated Notes) during any such extended interest payment period. In the event that Consumers exercises this right, then (a) Consumers shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) Consumers shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Consumers which rank pari passu with or junior to the Subordinated Notes, and (c) Consumers shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities

Guarantee), provided, however, Consumers may declare and pay a stock dividend where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, Consumers may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Notes. Upon the termination of any Extension Period and the payment of all amounts then due, Consumers may select a new Extension Period as if no Extension Period had previously been declared, subject to the above requirements. See "Description of the Subordinated Notes -- Interest" and "-- Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities, if funds are available therefor, as they appear on the books and records of the Trust on the record date next following the termination of such Extension Period.

     Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received under the Subordinated Notes. See "Description of the Subordinated Notes." The payment of distributions out of moneys held by the Trust is guaranteed by Consumers to the extent set forth under "Description of the Preferred Securities Guarantee."

     Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day (as defined herein) prior to the relevant payment dates, which payment dates correspond to the interest payment dates on the Subordinated Notes. Such distributions will be paid through the Property Trustee, who will hold amounts received in respect of the Subordinated Notes in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below. In the event the Preferred Securities shall not continue to remain in book-entry only form, the Regular Trustees shall have the right to select relevant record dates which shall be at least one Business Day, but less than 60 Business Days, prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in Delaware or New York, New York are authorized or required by law to close.

MANDATORY REDEMPTION

     The Subordinated Notes will mature on December 31, 2035 and may be redeemed, in whole or in part, at any time on or after December 31, 2000, or at any time in certain circumstances upon the occurrence of a Special Event. Upon the repayment of the Subordinated Notes, whether at maturity or upon acceleration, redemption or otherwise, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Notes so repaid or redeemed at the Redemption Price; provided that, except in the case of payments upon maturity, holders of Trust Securities shall be given not less than 30 nor more than 60 days' notice of such redemption. See "Description of the Subordinated Notes." In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

     "Tax Event" means that the Regular Trustees shall have received an opinion from independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or announced or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the date of this Prospectus, there is more than an insubstantial risk that (i) the Trust would be subject to United States federal income tax with respect to interest accrued or received on the Subordinated Notes, (ii) interest payable to the Trust on the Subordinated Notes would not be deductible in whole or in part by Consumers for United States federal income tax purposes or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, which change or amendment becomes effective on or after the date of this Prospectus.

     "Investment Company Event" means that the Regular Trustees shall have received an opinion from independent counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act") to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the 1940 Act.

     If, at any time, a Tax Event or an Investment Company Event (each, as defined above, a "Special Event") shall occur and be continuing, the Trust shall, except in the circumstances described below, be terminated with the result that, after satisfaction of liabilities to creditors, Subordinated Notes with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities would be distributed to the holders of the Trust Securities, in liquidation of such holders' interests in the Trust on a pro rata basis, within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition of such termination and distribution, the Regular Trustees shall have received a No Recognition Opinion (as defined below); and, provided, further, that, if at the time there is available to the Trust the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action which has no adverse effect on the Trust, Consumers or the holders of the Trust Securities, the Trust will pursue such measure in lieu of dissolution.

     Furthermore, (i) if a Tax Event has occurred and, (a) Consumers has received a Redemption Tax Opinion or (b) the Regular Trustees shall have been informed by independent tax counsel that a No Recognition Opinion cannot be delivered, or (ii) if an Investment Company Event has occurred, then Consumers shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Subordinated Notes in whole or in part for cash within 90 days following the occurrence of such Tax Event or Investment Company Event, as the case may be, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Notes so redeemed shall be redeemed by the Trust at the Redemption Price on a pro rata basis; provided, however, that, if at the time there is available to Consumers or the Trust the opportunity to eliminate, within such 90-day period, such Tax Event or Investment Company Event by taking some ministerial action which has no adverse effect on the Trust, Consumers or the holders of the Trust Securities, Consumers or the Trust will pursue such measure in lieu of redemption.

     "No Recognition Opinion" means an opinion from independent tax counsel experienced in such matters to the effect that the holders of the Trust Securities will not recognize any gain or loss for United States federal income tax purposes as a result of a dissolution of the Trust and the distribution of the Subordinated Notes. "Redemption Tax Opinion" means an opinion from independent tax counsel experienced in such matters to the effect that, as a result of a Tax Event, there is more than an insubstantial risk that Consumers would be precluded from deducting the interest on the Subordinated Notes for United States income tax purposes even after the Subordinated Notes were distributed to the holders of the Trust Securities.

     If Subordinated Notes are distributed to the holders of the Preferred Securities, Consumers will use its best efforts to have the Subordinated Notes listed on the New York Stock Exchange or on such other exchange, on which the Preferred Securities are then listed.

     After the date for any distribution of Subordinated Notes upon termination of the Trust, (i) the Preferred Securities and Preferred Securities Guarantee will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Notes to be delivered upon such distribution and (iii) any certificates representing Preferred Securities and Preferred Securities Guarantee not held by the depositary or its nominee will be deemed to represent Subordinated Notes having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such Preferred Securities, until such certificates are presented to Consumers or its agent for transfer or reissuance.

     There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Notes that may be distributed in exchange for the Preferred Securities if a termination and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Subordinated Notes that the investor may receive on termination and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

     The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Trust Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

     If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided that Consumers has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Notes, the Trust will irrevocably deposit with the depositary funds sufficient to pay the applicable Redemption Price and will give the depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "-- Book-Entry Only Issuance -- The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust or by Consumers pursuant to the Preferred Securities Guarantee, distributions on such Preferred Securities will continue to accrue, from the original redemption date to the actual date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

     In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

     Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), Consumers or its affiliates may, at any time and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON TERMINATION

     In the event of any voluntary or involuntary dissolution, winding-up or termination of the Trust, the holders of the Preferred Securities at that time will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such dissolution, winding-up or termination, Subordinated Notes in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities have been distributed on a pro rata basis to the holders of Preferred Securities in exchange for such Preferred Securities.

     If, upon any such dissolution, winding-up or termination the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution, winding-up or termination pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities.

     Pursuant to the Declaration, the Trust shall terminate (i) on
              , 2040, the expiration of the term of the Trust, (ii) upon the bankruptcy of Consumers, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to Consumers, or the revocation of the charter of Consumers and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of the Subordinated Notes following the occurrence of a Special Event, (v) upon the entry of a decree of a judicial dissolution of Consumers or the Trust or (vi) upon the redemption of all of the Trust Securities.

DECLARATION EVENTS OF DEFAULT

     An event of default under the Indenture (an "Indenture Event of Default") (see "Description of the Subordinated Notes -- Indenture Events of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"), provided that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities or its consequences until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Indenture.

     Upon the occurrence of a Declaration Event of Default, the Property Trustee, as the sole holder of the Subordinated Notes, will have the right under the Indenture to declare the principal of, and interest on, the Subordinated Notes to be immediately due and payable.

VOTING RIGHTS

     Except as provided below, under the Trust Act, the Trust Indenture Act and under "Description of the Preferred Securities Guarantee -- Amendments and Assignment" and as otherwise required by law, the holders of the Preferred Securities will have no voting rights. In the event Consumers elects to defer payments of interest on the Subordinated Notes as described above under "-- Distributions," the holders of the Preferred Securities do not have the right to appoint a special representative or trustee or otherwise act to protect their interests.

     The holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or to direct the exercise of any trust or power conferred upon the Property Trustee under the

Declaration, including the right to direct the Property Trustee, as the holder of the Subordinated Notes, to (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee (as hereinafter defined) under the Indenture with respect to the Subordinated Notes,
(ii) waive any past Indenture Event of Default which is waivable under the Base Indenture (as defined herein), or (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Notes shall be due and payable. If the Property Trustee fails to enforce its rights under the Declaration to the fullest extent permitted by law, a holder of Preferred Securities may institute a legal proceeding directly against any person to enforce the Property Trustee's rights under the Declaration without first instituting any legal proceeding against the Property Trustee or any other person or entity. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Debt Trustee with respect to the Subordinated Notes. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. The Property Trustee shall not take any action described in clauses (i), (ii), (iii) or (iv) above unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that, as a result of such action, the Trust will not be classified as other than a grantor trust for United States federal income tax purposes.

     In the event the consent of the Property Trustee, as the holder of the Subordinated Notes, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination. The Property Trustee shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Preferred Securities and, if no Declaration Event of Default has occurred and is continuing, a majority in liquidation amount of the Common Securities, voting together as, provided that where a consent under the Indenture would require the consent of more than a majority of the holders in principal amount of Subordinated Notes affected thereby (a "Super-Majority"), the Property Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Preferred Securities and Common Securities, respectively, which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Notes outstanding. The Property Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that, as a result of such action, the Trust will not be classified as other than a grantor trust for United States federal income tax purposes.

     A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

     Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Subordinated Notes in accordance with the Declaration.

     Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities at such time that are owned by Consumers or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Consumers shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

     The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "-- Book-Entry Only Issuance -- The Depository Trust Company."

     Holders of the Preferred Securities will have no rights to appoint or remove the Consumers Trustees, who may be appointed, removed or replaced solely by Consumers, as the direct or indirect holder of all the Common Securities.

MODIFICATION OF THE DECLARATION

     The Declaration may be amended or modified if approved and executed by a majority of the Regular Trustees (and in certain circumstances the Property Trustee or the Delaware Trustee), provided that if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities will be entitled to vote as a single class on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby, provided that a reduction of the principal amount or the distribution rate, or a change in the payment dates or maturity of the Preferred Securities, shall not be permitted without the consent of each holder of Preferred Securities. In the event any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Trust Securities.

     Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee or (iii) cause the Trust to be deemed to be an "investment company" which is required to be registered under the 1940 Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any business trust or other business entity (as defined in the Trust Act), except as described below. The Trust may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by, a trust organized as such under the laws of any State; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of the Trust with respect to the Trust Securities or (y) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Securities rank in priority with respect to distributions and payments upon liquidation, redemption, maturity and otherwise, (ii) Consumers expressly acknowledges a trustee of such successor entity which possesses the same powers and duties as the Property Trustee as the holder of the Subordinated Notes, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the material rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity),
(vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, Consumers has received an opinion from independent counsel to the Trust experienced in such matters to the effect that (A) such merger, consolidation, amalgamation or replacement does not adversely affect the material rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (C) following such merger, consolidation, amalgamation or replacement, the Trust (or the successor entity) will continue to be classified as a grantor trust for United States federal income tax purposes, and (viii) Consumers guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Preferred Securities Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified for United States federal income tax purposes as other than a grantor trust.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as securities depository for the Preferred Securities. The Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered Preferred Securities certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Security.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Preferred Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

     To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce pro rata the amount of the interest of each Direct Participant in the Preferred Securities to be redeemed in accordance with its procedures.

     Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trust, any trustee, the underwriters or Consumers, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided below, a Beneficial Owner in a Preferred Security will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

     DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depository is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (with the consent of Consumers) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources, including DTC, that Consumers and the Trust believe to be reliable, but Consumers and the Trust take no responsibility for the accuracy thereof.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities and after the curing of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Property Trustee, upon the occurrence of a Declaration Event of Default, from exercising the rights and powers vested in it by the Declaration. The Property Trustee also serves as trustee under the Preferred Securities Guarantee.

REGISTRAR AND TRANSFER AGENT

     In the event that the Preferred Securities do not remain in book-entry only form, the Property Trustee will act as paying agent and may designate an additional or substitute paying agent at any time. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Regular Trustees may require) in respect of any tax or other government charges which may be imposed in relation to it. The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

GOVERNING LAW

     The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

     The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or characterized for United States federal income tax purposes as other than a grantor trust. Consumers is authorized and directed to conduct its affairs so that the Subordinated Notes will be treated as indebtedness of Consumers for United States federal income tax purposes. In this connection, the Regular Trustees and Consumers are authorized to take any action, not inconsistent with applicable law, and the restated articles of incorporation of Consumers, that each of the Regular Trustees and Consumers determines in their discretion to be necessary or desirable for such purposes, as long as such action does not materially and adversely affect the interests of the holders of the Preferred Securities.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

     Set forth below is a summary of information concerning the Preferred Securities Guarantee that will be executed and delivered by Consumers for the benefit of the holders from time to time of the Preferred Securities. The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as the Preferred Guarantee Trustee. The terms of the Preferred Securities Guarantee will be those set forth therein and those made part thereof by the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. The Preferred Securities will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Preferred Securities.

GENERAL

     Pursuant to the Preferred Securities Guarantee, Consumers will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities the Guarantee Payments (as defined herein) (without duplication of amounts theretofore paid by the Trust), to the extent not paid by the Trust, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following payments or distributions with respect to the Preferred Securities to the extent not paid or made by the Trust (the "Guarantee Payments") will be subject to the Preferred Securities Guarantee (without duplication): (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust has funds available therefor, (ii) the Redemption Price, including all accrued and unpaid distributions to the date of the redemption, to the extent the Trust has funds available therefor, with respect to any Preferred Securities called for redemption by the Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Notes to the holders of Preferred Securities in exchange for Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred

Securities to the date of payment and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities in liquidation of the Trust. Consumers' obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Consumers to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

     The Preferred Securities Guarantee will be a full and unconditional guarantee of the Guarantee Payments with respect to the Preferred Securities from the time of issuance of the Preferred Securities, but will not apply to the payment of distributions and other payments on the Preferred Securities when the Property Trustee does not have sufficient funds in the Property Account to make such distributions or other payments. If Consumers does not make interest payments on the Subordinated Notes held by the Property Trustee, the Trust will not make distributions on the Preferred Securities issued by the Trust and will not have funds available therefor. See "Description of the Subordinated Notes -- Certain Covenants."

     Consumers will also agree separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Preferred Securities Guarantee, except that upon the occurrence and during the continuation of an Indenture Event of Default, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF CONSUMERS

     In the Preferred Securities Guarantee, Consumers will covenant that, so long as the Preferred Securities remain outstanding, if there shall have occurred and is continuing any event that would constitute an event of default under the Preferred Securities Guarantee or the Declaration, then (a) Consumers shall not declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, and (b) Consumers shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Consumers which rank pari passu with or junior to the Subordinated Notes or (c) Consumers shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantee); provided, however, Consumers may declare and pay a stock dividend where the dividend stock is the same stock as that on which the dividend is being paid.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities is set forth under "Description of the Preferred Securities -- Voting Rights." All guarantees and agreements contained in the Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Consumers and shall inure to the benefit of the Preferred Guarantee Trustee and the holders of the Preferred Securities then outstanding.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEE

     The Preferred Securities Guarantee will terminate and be of no further force and effect as to the Preferred Securities upon full payment of the Redemption Price of all Preferred Securities, or upon distribution of the Subordinated Notes to the holders of the Preferred Securities, and will terminate completely upon full payment of the amounts payable upon liquidation of the Trust. See "Description of the Subordinated Notes -- Indenture Events of Default" for a description of the events of default and enforcement rights of the holders of Subordinated Notes. The Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must repay to the Trust or Consumers, or their successors, any sums paid to them under such Preferred Securities or the Preferred Securities Guarantee.

EVENTS OF DEFAULT

     An event of default under the Preferred Securities Guarantee will occur upon the failure of Consumers to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under the Preferred Securities Guarantee. If the Preferred Guarantee Trustee fails to enforce the Preferred Securities Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against Consumers to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity.

STATUS OF THE PREFERRED SECURITIES GUARANTEE

     Consumers' obligations under the Preferred Securities Guarantee to make the Guarantee Payments will constitute an unsecured obligation of Consumers and will rank (i) subordinate and junior in right of payment to all other liabilities of Consumers, including the Subordinated Notes, except those liabilities of Consumers made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred stock now or hereafter issued by Consumers and with any guarantee now or hereafter entered into by Consumers in respect of any preferred stock of any affiliate of Consumers, and (iii) senior to Consumers' common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee.

     The Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity). The Preferred Securities Guarantee will be deposited with the Preferred Guarantee Trustee to be held for the benefit of the holders of the Preferred Securities. Except as otherwise noted herein, the Preferred Guarantee Trustee has the right to enforce the Preferred Securities Guarantee on behalf of the holders of the Preferred Securities. The Preferred Securities Guarantee will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Trust).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

     The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to the Preferred Securities Guarantee and after the curing of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Preferred Securities Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Preferred Guarantee Trustee, upon the occurrence of an event of default under the Preferred Securities Guarantee, from exercising the rights and powers vested in it by the Preferred Securities Guarantee. The Preferred Guarantee Trustee also serves as Property Trustee.

GOVERNING LAW

     The Preferred Securities Guarantee will be governed by, and construed in accordance with, the internal laws of the State of Michigan.

                     DESCRIPTION OF THE SUBORDINATED NOTES

     Set forth below is a description of the terms of the Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture (the "Base
Indenture"), dated as of November   , 1995, between Consumers and Bank of New
York as Trustee (the "Debt Trustee"), as supplemented by a First Supplemental
Indenture, dated as of           , 1995 (the Base Indenture, as so supplemented,
is hereinafter referred to as the "Indenture"), the forms of which are filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The terms of the Subordinated Notes will include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act. Certain capitalized terms used herein are defined in the Indenture.

     Under certain circumstances involving the termination of the Trust following the occurrence of a Special Event, Subordinated Notes may be distributed to the holders of Trust Securities in liquidation of the Trust. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

     If the Subordinated Notes are distributed to the holders of the Trust Securities, Consumers will use its best efforts to have the Subordinated Notes listed on the New York Stock Exchange or on such other exchange on which the Preferred Securities are then listed.

GENERAL

     The Subordinated Notes will be issued as a series of unsecured subordinated debt securities under the Indenture. The Subordinated Notes will be limited in aggregate principal amount to approximately $103.1 million, such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and the capital contributed by Consumers in exchange for the Common Securities (the "Payment").

     The Subordinated Notes are not entitled to the benefit of any sinking fund. Unless redeemed earlier, the entire principal amount of the Subordinated Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as defined herein), if any, on
          , 2035.

     If Subordinated Notes are distributed to holders of the Preferred Securities in liquidation of such holders' interests in the Trust, it is anticipated that such distribution would occur in book-entry form and that DTC, or any successor depository for the Preferred Securities, would act as depository for the Subordinated Notes and that the depository arrangements for the Subordinated Notes would be substantially identical to those in effect for the Preferred Securities. For a description of DTC and the terms of the depository arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see "Description of the Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company."

     Except under certain limited circumstances as described under "Description of the Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company" for delivery of certificates evidencing beneficial ownership in Preferred Securities, the Subordinated Notes would not be issuable as, or exchangeable for, Subordinated Notes in definitive certificated form. In the event Subordinated Notes are issued in certificated form, such Subordinated Notes will be in denominations of $25 and integral multiples thereof, and principal and interest will be payable, the transfer of the Subordinated Notes will be registrable and Subordinated Notes will be exchangeable for Subordinated Notes of authorized denominations of a like aggregate principal amount as described under "Exchange and Transfer" and "Payment" below.

SUBORDINATION

     The Indenture provides (and each holder of Subordinated Notes by acceptance thereof agrees) that the Subordinated Notes will be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness of Consumers. No payment on account of principal of, premium, if any, or interest on the Subordinated Notes and no acquisition of, or payment on account of any sinking fund for, the Subordinated Notes may be made unless full payment of amounts then due for principal, premium, if any, and interest then due on all Senior Indebtedness by reason of the maturity thereof (by lapse of time, acceleration or otherwise) has been made or duly provided for in cash in a manner satisfactory to the holders of such Senior

Indebtedness. In addition, the Indenture provides that upon the happening and during the continuation of any default in payment of the principal of, premium, if any, or interest on any Senior Indebtedness when the same becomes due and payable or in the event any judicial proceeding shall be pending with respect to any such default, then unless and until such default shall have been cured or waived or shall have ceased to exist, no payment shall be made by Consumers with respect to the principal of, premium, if any, or interest on Subordinated Notes or to acquire any Subordinated Notes or on account of any sinking fund provision applicable to Subordinated Notes. Consumers shall give prompt written notice to the Debt Trustee of any default under any Senior Indebtedness or under any agreement pursuant to which Senior Indebtedness may have been issued. The Indenture provisions described in this paragraph, however, do not prevent Consumers from making a sinking fund payment with Subordinated Notes acquired prior to the maturity of Senior Indebtedness. Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of Consumers, whether voluntary, or involuntary, in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise, all Senior Indebtedness must be paid in full before the holders of the Subordinated Notes are entitled to any payments whatsoever. Any payment or distribution, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Notes shall be paid or delivered directly to the holders of such Senior Indebtedness (or their representative or trustee) in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full before any payment or distribution is made to the holders of Subordinated Notes. In the event that notwithstanding such subordination provisions any payment or distribution of assets of any kind or character is made on the Subordinated Notes before all Senior Indebtedness is paid in full, the Debt Trustee or the holders of Subordinated Notes receiving such payment will be required to pay over such payment or distribution to the holders of such Senior Indebtedness. The rights of the holders of the Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Notes are paid in full. As a result of these subordination provisions, in the event of Consumers' insolvency, holders of the Subordinated Notes may recover ratably less than senior creditors of Consumers.

     "Senior Indebtedness" means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the Indenture or thereafter incurred, created or assumed: (i) indebtedness of Consumers for money borrowed by Consumers (including purchase money obligations) or evidenced by debentures (other than the Subordinated Notes), notes, bankers' acceptances or other corporate debt securities or similar instruments issued by Consumers; (ii) all capital lease obligations of Consumers; (iii) all obligations of Consumers issued or assumed as the deferred purchase price of property, all conditional sale obligations of Consumers and all obligations of Consumers under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) obligations with respect to letters of credit; (v) all indebtedness of others of the type referred to in the preceding clauses (i) through (iv) assumed by or guaranteed in any manner by Consumers or in effect guaranteed by Consumers; or; (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of Consumers (whether or not such obligation is assumed by Consumers), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Notes, as the case may be, including all other debt securities and guarantees in respect of those debt securities, issued to any other trusts, partnerships or other entities affiliated with Consumers which act as a financing vehicle of Consumers in connection with the issuance of preferred securities by such entity or other securities which rank pari passu with, or junior to, the Preferred Securities, and (2) any indebtedness between or among Consumers and its affiliates and (vii) renewals, extensions or refunding of any of the indebtedness referred to in the preceding clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the Subordinated Notes.

     The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of June 30, 1995, Senior Indebtedness of Consumers aggregated approximately $2,456 million.

CERTAIN COVENANTS

     If (i) there shall have occurred any event that would constitute an Indenture Event of Default or (ii) Consumers shall be in default with respect to its payment of any obligations under the Preferred Securities Guarantee or the Common Securities Guarantee, then (a) Consumers shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) Consumers shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Consumers which rank pari passu with or junior to the Subordinated Notes and (c) Consumers shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantee).

     If Consumers shall have given notice of its election of an Extension Period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then (a) Consumers shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) Consumers shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Consumers which rank pari passu with or junior to the Subordinated Notes and (c) Consumers shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantee) provided, however, Consumers may declare and pay a stock dividend where the dividend stock is the same stock as that on which the dividend is being paid. Any Extension Period with respect to payment of interest on the Subordinated Notes will also apply to distributions with respect to the Preferred Securities.

     For so long as the Trust Securities remain outstanding, Consumers will covenant (i) to maintain 100% direct or indirect ownership of the Common Securities of the Trust; provided, however, that any permitted successor of Consumers under the Indenture may succeed to Consumers' ownership of such Common Securities, (ii) not to cause, as sponsor of the Trust, or to permit, as holder of the Common Securities, the dissolution, winding-up or termination of the Trust, except in connection with a distribution of the Subordinated Notes as provided in the Declaration and in connection with certain mergers, consolidations or amalgamations and (iii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Notes to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

OPTIONAL REDEMPTION

     Consumers shall have the right to redeem the Subordinated Notes, in whole or in part, from time to time, on or after December 31, 2000, or at any time in certain circumstances upon the occurrence of a Special Event as described under "Description of the Preferred Securities -- Special Event Redemption or Distribution," upon not less than 30 nor more than 60 days' notice, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the redemption date. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Subordinated Notes would result in the delisting of the Preferred Securities, Consumers may only redeem the Subordinated Notes in whole.

INTEREST

     Each Subordinated Note shall bear interest at the rate of   % per annum
from the original issue date, payable quarterly in arrears on December 31, March 31, June 30 and September 30 of each year (each, an "Interest Payment Date"), commencing December 31, 1995, to the person in whose name such Subordinated Note is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Subordinated Notes shall not continue to remain in book-entry only form the relevant record dates shall be the fifteenth day prior to each of the month in which the applicable Interest Payment Date occurs.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed in such 90-day quarter. In the event that any date on which interest is payable on the Subordinated Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     Consumers shall have the right at any time, and from time to time, during the term of the Subordinated Notes to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters, at the end of which Extension Period, Consumers shall pay all interest then accrued and unpaid (including any Additional Interest, together with interest thereon at the rate specified for the Subordinated Notes to the extent permitted by applicable law); provided, that, during any such Extension Period, (a) Consumers shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) Consumers shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Consumers which rank pari passu with or junior to the Subordinated Notes and (c) Consumers shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantee), provided, however, Consumers may declare and pay a stock dividend where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, Consumers may further defer payments of interest by extending the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Notes. Upon the termination of any Extension Period and the payment of all amounts then due, Consumers may select a new Extension Period, as if no Extension Period had previously been declared, subject to the above requirements. No interest during an Extension Period shall be due and payable, except at the end thereof. Consumers has no present intention of exercising its rights to defer payments of interest by extending the interest payment period on the Subordinated Notes. If the Property Trustee shall be the sole registered holder of the Subordinated Notes, Consumers shall give the Regular Trustees and the Property Trustee notice of its election of such Extension Period one Business Day prior to the earlier of (i) the next succeeding date on which distributions on the Preferred Securities are payable or (ii) the date the Trust is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Regular Trustees shall give notice of Consumers' selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee shall not be the sole holder of the Subordinated Notes, Consumers shall give the holders of the Subordinated Notes notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date Consumers is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Subordinated Notes of the record or payment date of such related interest payment, but in any event at least two Business Days before such record date.

ADDITIONAL INTEREST

     If at any time the Trust or the Property Trustee shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, Consumers will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by the Trust and the Property Trustee after paying any such taxes, duties, assessments or other governmental charges will be equal to the amounts the Trust and the Property Trustee would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

     The occurrence of any of the following events will constitute an "Indenture Event of Default" with respect to the Subordinated Notes: (a) default for 30 days in the payment of any interest on any of the Subordinated Notes (including any Additional Interest) provided, however, that a valid extension of the interest payment period as described above shall not constitute a default in the payment of interest for this purpose; (b) default in the payment when due of any of the principal of or the premium, if any, on any of the Subordinated Notes, whether at maturity, upon redemption, acceleration or otherwise; (c) default in the deposit or payment of any sinking fund or analogous payment in respect of any Subordinated Notes; (d) default for 60 days by Consumers in the observance or performance of any other covenant or agreement contained in the Subordinated Notes or the Indenture after written notice thereof as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization relating to Consumers; (f) the voluntary or involuntary dissolution, winding-up or termination of the Trust, except in connection with the distribution of Subordinated Notes to the holders of Preferred Securities in liquidation of the Trust, the redemption of all outstanding Trust Securities of the Trust and certain mergers, consolidations or amalgamations permitted by the Declaration.

     If an Indenture Event of Default on Subordinated Notes shall have occurred and be continuing, either the Debt Trustee or the holders of not less than 25% in aggregate principal amount of the Subordinated Notes then outstanding may declare the principal of all Subordinated Notes and the interest, if any, accrued thereon to be due and payable immediately. Accordingly, the Property Trustee, as the holder of the Subordinated Notes, will have the right to declare the principal of and the interest on the Subordinated Notes (including any Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Notes.

     Upon certain conditions, any such declarations may be rescinded and annulled if all Indenture Events of Default, other than the nonpayment of accelerated principal, with respect to the Subordinated Notes of all such and Securities of other affected series then outstanding under the Indenture shall have been cured or waived as provided in the Indenture by the holders of a majority in aggregate principal amount of the Subordinated Notes and Securities of other affected series then outstanding under the Indenture.

     The Indenture provides that, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the holders of the Subordinated Notes, unless such holders shall have offered to the Debt Trustee reasonable indemnity. Subject to such provisions for indemnity and certain other limitations contained in the Indenture, the holders of a majority in aggregate principal amount of the Subordinated Notes of each affected series then outstanding (voting as one class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee, or exercising any trust or power conferred on the Debt Trustee, with respect to the Subordinated Notes of such affected series.

     The Indenture provides that no holder of Subordinated Notes may institute any action against Consumers under the Indenture (except actions for payment of overdue principal, premium or interest) unless such holder previously shall have given to the Debt Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in aggregate principal amount of the Subordinated Notes and Securities of other affected series then outstanding under the Indenture (voting as one class) shall have requested the Debt Trustee to institute such action and shall have offered the Debt Trustee reasonable indemnity, the Debt Trustee shall not have instituted such action within 60 days of such request and the Debt Trustee shall not have received direction inconsistent with such request by the holders of a majority in aggregate principal amount of the Subordinated Notes and Securities of other affected series then outstanding under the Indenture (voting as one class).

     The Indenture requires Consumers to furnish to the Debt Trustee annually a statement as to Consumers' compliance with all conditions and covenants under the Indenture. The Indenture provides that the Debt Trustee may withhold notice to the holders of the Subordinated Notes of any series of any default affecting such series (except defaults as to payment of principal, premium or interest on the Subordinated Notes of such series) if it considers such withholding to be in the interests of the holders of the Subordinated Notes of such series.

EXCHANGE AND TRANSFER

     If the book-entry only system is not in effect, Subordinated Notes may be presented for exchange and registered Subordinated Notes may be presented for registration of transfer at the office or agency of the Debt Trustee subject to the restrictions set forth therein, without service charge, but upon payment of any taxes or other governmental charges due in connection therewith, subject to any applicable limitations contained in the Indenture.

PAYMENT

     If the book-entry only system is not in effect, payment of the principal of and the premium and interest, if any, on all Subordinated Notes will be made at the office or agency of the Debt Trustee in the Borough of Manhattan, the City of New York except that, at the option of Consumers, payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. Payment of any interest due on Subordinated Notes in registered form will be made to the Persons in whose name such Subordinated Notes are registered at the close of business on the record date for such interest payments.

MODIFICATION OF THE INDENTURE

     The Indenture permits Consumers and the Debt Trustee to enter into supplemental indentures thereto without the consent of the holders of the Subordinated Notes to: (a) secure the Subordinated Notes, (b) evidence the assumption by a successor corporation of the obligations of Consumers under the Indenture and the Subordinated Notes then outstanding, (c) add covenants for the protection of the holders of the Subordinated Notes, (d) cure any ambiguity or correct any inconsistency in the Indenture, (e) establish the form and terms of any series of securities under the Indenture and (f) evidence the acceptance of appointment by a successor Debt Trustee.

     The Indenture also permits Consumers and the Debt Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Subordinated Notes and other Indenture securities of all series then outstanding and affected (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the Subordinated Notes and other Indenture Securities; provided, however, that Consumers and the Debt Trustee may not, without the consent of the holder of each such security then outstanding and affected thereby: (a) change the time of payment of the principal (or any installment) of any such security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or or impair the right to institute suit for the enforcement of any payment on any Subordinated Note when due or (b) reduce the percentage in principal amount of the Indenture securities, the consent of whose holders is required for any such modification or for any waiver provided for in the Indenture.

     Prior to the acceleration of the maturity of any Subordinated Note or other securities outstanding under the Indenture, the holders of a majority in aggregate principal amount of Subordinated Notes and other securities outstanding under the Indenture with respect to which a default or an Event of Default shall have occurred and be continuing (voting as one class) may on behalf of the holders of all such affected securities (including the Subordinated Notes) waive any past default or Event of Default and its consequences, except a default or an Event of Default in respect of a covenant or provision of the Indenture or of any Subordinated Note or other Indenture security which cannot be modified or amended without the consent of the holder of each Subordinated Note or other Indenture security affected.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     The Indenture provides that Consumers may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if such corporation assumes the obligations of Consumers under the Subordinated Notes and the Indenture and is organized and existing under the laws of the United States of America, any state thereof or the District of Columbia.

DEFEASANCE AND DISCHARGE

     The Indenture provides that, at the option of Consumers: Consumers will be discharged from any and all obligations in respect of the Subordinated Notes (except for certain obligations to register the transfer of or exchange the Subordinated Notes of such series, to replace stolen, lost or mutilated Subordinated Notes, to maintain paying agencies and to maintain the trust described below), if Consumers irrevocably deposits in trust with the Debt Trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Subordinated Notes of such series on the stated maturity of such Subordinated Notes (which may include one or more redemption dates designated by Consumers) in accordance with the terms thereof. If such deposit occurs more than one year prior to the stated maturity or redemption date of such Subordinated Notes, Consumers is required, among other things, to deliver to the Debt Trustee an opinion of independent counsel to the effect that the exercise of such option would not cause the holders of the Subordinated Notes to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

     Consumers may also obtain a discharge of the Indenture with respect to all securities then outstanding under the Indenture including Subordinated Notes (except for certain obligations to register the transfer of or exchange such Subordinated Notes to replace stolen, lost or mutilated Subordinated Notes, to maintain paying agencies and to maintain the trust described below) by irrevocably depositing in trust with the Debt Trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Subordinated Notes on the stated maturities thereof (including one or more redemption dates), provided that such Subordinated Notes are by their terms due and payable, or are to be called for redemption, within one year.

GOVERNING LAW

     The Indenture and Subordinated Notes will be governed by, and construed in accordance with, the laws of the State of Michigan; provided, however, that the rights, duties and obligations of the Trustee are governed and constructed in accordance with the laws of the State of New York.

MISCELLANEOUS

     The Indenture will provide that Consumers will pay all fees and expenses related to (i) the offering of the Trust Securities and the Subordinated Notes,
(ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the Consumers Trustees and (iv) the enforcement by the Property Trustee of the rights of holders of Preferred Securities.

               EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED NOTES
                     AND THE PREFERRED SECURITIES GUARANTEE

     As set forth in the Declaration, the sole purposes of the Trust are to (i) issue Trust Securities, (ii) invest the proceeds thereof in the Subordinated Notes and (iii) engage in only those other activities necessary or incidental thereto.

     As long as payments of interest and other payments are made when due on the Subordinated Notes, such payments will be sufficient to cover distributions and payments due on the Trust Securities primarily because (i) the aggregate principal amount of Subordinated Notes will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Subordinated Notes will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) Consumers shall pay for all costs and expenses of the Trust; and (iv) the Declaration provides that the Consumers Trustees shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by Consumers as and to the extent set forth under "Description of the Preferred Securities Guarantee". If Consumers does not make interest payments on the Subordinated Notes purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

     If Consumers fails to make interest or other payments on the Subordinated Notes when due (taking into account any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities -- Voting Rights," may direct the Property Trustee to enforce its rights under the Subordinated Notes, including proceeding directly against Consumers to enforce the Subordinated Notes. If the Property Trustee fails to enforce its rights under the Subordinated Notes, to the fullest extent permitted by law, a holder of Preferred Securities may, after a period of 30 days has elapsed from such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against Consumers to enforce the Property Trustee's rights under the Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity, including the Trust.

     If Consumers fails to make payments under the Preferred Securities Guarantee, the Preferred Securities Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Preferred Guarantee Trustee to enforce its rights thereunder. If the Preferred Guarantee Trustee fails to enforce the Preferred Securities Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against Consumers to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity.

     The above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by Consumers of payments due on the Preferred Securities. See "Description of the Preferred Securities Guarantees -- General."

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary of certain of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities to a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States or any state thereof or the District of Columbia or an estate or trust the income of which is subject to United States federal income taxation regardless of its source (a "Holder") represents the opinion of Reid & Priest LLP, special tax counsel to Consumers and the Trust. Investors should be aware that the opinion of Reid & Priest LLP does not address any other issue and is not binding on the Internal Revenue Service (the "Service") or the courts. This summary does not address the United States federal income tax consequences to persons other than Holders.

     This summary is based on the United States federal income tax laws, regulations and rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This summary does not address the tax consequences applicable to investors that may be subject to special tax rules such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a Holder. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to a Holder.

CLASSIFICATION OF THE SUBORDINATED NOTES

     In connection with the issuance of the Subordinated Notes, Reid & Priest LLP, special tax counsel to Consumers and the Trust, will render its opinion generally to the effect that, although not entirely free from doubt, under then current law and assuming full compliance with the terms of the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Subordinated Notes held by the Trust will be classified for United States federal income tax purposes as indebtedness of Consumers.

CLASSIFICATION OF CONSUMERS POWER COMPANY FINANCING I

     Reid & Priest LLP, special tax counsel to Consumers and to the Trust, is of the opinion that, under current law and assuming full compliance with the terms of the Indenture and the Declaration (and certain other documents), the Trust will be classified as a "grantor trust" for federal income tax purposes and will not be classified as an association taxable as a corporation. Each Holder will be treated as owning an undivided beneficial interest in the Subordinated Notes. Accordingly, each Holder will be required to include in its gross income the OID accrued with respect to its allocable share of Subordinated Notes.

ORIGINAL ISSUE DISCOUNT, PREMIUM AND MARKET DISCOUNT

     Because of the option that Consumers has, under the terms of the Subordinated Notes, to defer payments of interest by extending interest payment periods for up to not more than 20 consecutive quarters, the Subordinated Notes will be treated as issued with OID in an amount equal to all of the stated interest payments on the Subordinated Notes. Holders must include the OID attributable to the Subordinated Notes in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. The amount of OID that accrues in any month will approximately equal the amount of the interest that accrues in that month at the stated interest rate. In the event that the interest payment period is extended, Holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest period. Corporate Holders will not be entitled to a dividends-received deduction with respect to any income earned with respect to the Preferred Securities.

     In addition, the amount of OID will be increased or decreased if the issue price of the Subordinated Notes (offering price of the Preferred Securities at the time of the issuance) is less than or greater than their stated principal amount. It is anticipated that the issue price of the Subordinated Notes will equal or exceed their stated principal amount. In the event that the issue price of the Subordinated Notes is less than their stated principal amount, however, the Treasury Regulations may be read to require a recalculation of the amount of OID for each period that Consumers does not exercise its right to extend the interest payment period. This recalculation could result in minor adjustments to the amount of OID taxable to the Holders for such period. To the extent a subsequent Holder acquires its Preferred Securities at a price that is greater or less than the adjusted issue price of such Holder's share of Subordinated Notes (the offering price of the Preferred Securities, adjusted for the accrual of OID and interest payments), the Holder will be deemed to have acquired its interest in the Preferred Securities with acquisition premium or with market discount, as the case may be. A subsequent Holder acquiring Preferred Securities at a premium will be permitted to reduce the amount of OID required to be included in income to reflect the acquisition premium. A subsequent Holder acquiring Preferred Securities at a market discount will also include the amount of such discount in income in accordance with the market discount rules described below.

     A subsequent Holder acquiring Preferred Securities at a market discount generally will be required to recognize ordinary income to the extent of accrued market discount upon the retirement of the underlying Subordinated Notes or, to the extent of any gain, upon the disposition of the Preferred Securities. Such market discount would accrue ratably, or, at the election of the Holder, under a constant yield method over the remaining term of the Subordinated Notes. A Holder will also be required to defer the deduction of a portion of the interest paid or accrued on indebtedness incurred to purchase or carry Preferred Securities acquired with market discount. In lieu of the foregoing, a Holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Holder in the taxable year of the election or thereafter, in which case the interest deferral rule will not apply. A Holder may elect, in lieu of applying the market discount or premium rules described above, to account for all income under the Preferred Securities as if it were OID.

RECEIPT OF SUBORDINATED NOTES UPON LIQUIDATION OF THE TRUST

     Under certain circumstances, as described under the caption "Description of the Preferred Securities -- Special Event Redemption or Distribution," Subordinated Notes may be distributed to Holders in exchange for the Preferred Securities and in liquidation of the Trust. Such a distribution would be treated as a non-taxable event to each Holder and each Holder would receive an aggregate tax basis in the Subordinated Notes equal to such Holder's aggregate tax basis in the Preferred Securities. A Holder's holding period in the Subordinated Notes so received in liquidation of the Trust would include the period for which the Preferred Securities were held by such Holder.

RECEIPT OF CASH UPON LIQUIDATION OF THE TRUST

     Under certain circumstances, as described under the caption "Description of the Preferred Securities -- Special Event Redemption or Distribution," the Subordinated Notes may be redeemed for cash and the proceeds of such redemption distributed to Holders in redemption of the Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the Preferred Securities, and a Holder would recognize gain or loss as if such Holder had sold such redeemed Preferred Securities. See "Sale of Preferred Securities."

SALE OF PREFERRED SECURITIES

     A Holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale. A Holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by original issue discount previously includible in such Holder's gross income to the date of disposition (and the accrual of market discount, if any) and decreased by any amortized premium, if any, or cash payments received on the Preferred Securities. Subject to the market discount rules described above, any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale the Preferred Securities have been held for more than one year.

     The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Notes. A Holder disposing of its Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest through the date of disposition in income as ordinary income (i.e. OID), and to add such amount to its adjusted tax basis in its Preferred Securities. To the extent the selling price is less than the Holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a Holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

INFORMATION REPORTING TO HOLDERS

     Subject to the qualifications discussed below, income on the Preferred Securities will be reported to Holders on Form 1099, which forms should be mailed to Holders of Preferred Securities by January 31 following each calendar year.

     The Trust will be obligated to report annually to Cede & Co., as Holder of record of the Preferred Securities, the OID with respect to the Preferred Securities that accrued during that year. The Trust currently intends to report such information on Form 1099 prior to January 31 following each calendar year even though the Trust is not legally required to report to record Holders until April 15 following each calendar year. The Underwriters have indicated to the Trust that, to the extent that they hold Preferred Securities as nominees for beneficial Holders, they currently expect to report the OID that accrued during the calendar year on such Preferred Securities to such beneficial Holders on Forms 1099 by January 31 following each calendar year. Under current law, Holders of Preferred Securities who hold as nominees for beneficial Holders will not have any obligation to report information regarding the beneficial Holders to the Trust. The Trust, moreover, will not have any obligation to report to beneficial Holders who are not also record holders. Thus, beneficial Holders of Preferred Securities who hold their Preferred Securities through the Underwriters will receive Forms 1099 reflecting the income on their Preferred Securities from such nominee Holders rather than the Trust.

BACKUP WITHHOLDING

     Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the Holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the Holder's federal income tax, provided that required information is provided to the Service.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Trust has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative (the "Representative"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting

Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                             NUMBER OF
                                 UNDERWRITER                            PREFERRED SECURITIES
        --------------------------------------------------------------  --------------------
        Merrill Lynch, Pierce, Fenner & Smith Incorporated............
        Dean Witter Reynolds Inc. ....................................
        A.G. Edwards & Sons, Inc. ....................................
        First of Michigan Corporation.................................
        Roney & Co....................................................
                                                                                 ------
               Total..................................................
                                                                                 ======

     The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price, as set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price
less a concession of $       per Preferred Security. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $       per
Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representative.

     In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Notes of Consumers, the Underwriting Agreement provides that Consumers will agree to pay as compensation ("Underwriters' Compensation") to the Underwriters for the Underwriters' arranging the investment therein of such proceeds, an amount in New York
Clearing House (next day) funds of $       per Preferred Security (or $       in
the aggregate) for the accounts of the several Underwriters, provided that such compensation for sales of 10,000 or more Preferred Securities to any single
purchaser will be $       per Preferred Security. Therefore, to the extent of
such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.

     During a period of 30 days from the date of the pricing of the Preferred Securities, neither the Trust nor Consumers will, without the prior written consent of the Representative, directly or indirectly, sell, offer to sell, contract to sell, grant any option for the sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or the Subordinated Notes or any debt securities substantially similar to the Subordinated Notes or any equity securities substantially similar to the Preferred Securities (except for the Subordinated Notes and the Preferred Securities offered hereby).

     An application will be filed with the New York Stock Exchange for the listing of the Preferred Securities, subject to official notice of issuance. If approved for listing, trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30 day period after the initial delivery of the Preferred Securities. The Representative has advised the Trust that the Underwriters intend to make a market in the Preferred Securities prior to the commencement of trading on the New York Stock Exchange. The Underwriters will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

     Prior to this offering, there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

     Consumers and the Trust have agreed to indemnify the Underwriters against, or to contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

     Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, Consumers in the ordinary course of business.

                                 LEGAL MATTERS

     Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of Consumers and the Trust by Richards, Layton & Finger, P.A., special Delaware counsel to Consumers and the Trust. The validity of the Subordinated Notes, the Preferred Securities Guarantee and certain matters relating thereto will be passed upon on behalf of Consumers by Denise M. Sturdy, Esq, Assistant General Counsel for Consumers. Certain legal matters will be passed upon on behalf of the Underwriters by Reid & Priest LLP. Certain United States federal income taxation matters will be passed upon for Consumers and the Trust by Reid & Priest LLP.

                                    EXPERTS

     The consolidated financial statements and schedule of Consumers as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994 included or incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP (formerly Arthur Andersen & Co.), independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     With respect to the unaudited interim consolidated financial information for the periods ended March 31 and June 30, 1995 and 1994, Arthur Andersen LLP have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report thereon states that they did not audit and they did not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim consolidated financial information because that report is not a "report" or "part" of the registration statement prepared or certified by the accountants within the meanings of Sections 7 and 11 of the Securities Act.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CONSUMERS POWER COMPANY, CONSUMERS POWER COMPANY FINANCING I OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CONSUMERS POWER COMPANY OR CONSUMERS POWER COMPANY FINANCING I, SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information...................   3
Incorporation of Certain Documents by
  Reference.............................   3
Prospectus Summary......................   5
Risk Factors............................   6
Consumers Power Company.................   7
Consumers Power Company Financing I.....   8
Selected Financial Information of
  Consumers Power Company...............   9
Capitalization of Consumers Power
  Company...............................  10
Accounting Treatment....................  10
Use of Proceeds.........................  10
Description of the Preferred
  Securities............................  11
Description of the Preferred Securities
  Guarantee.............................  20
Description of the Subordinated Notes...  23
Effect of Obligations Under the
  Subordinated Notes and the Preferred
  Securities Guarantee..................  29
Certain United States Federal Income
  Tax Consequences......................  30
Underwriting............................  33
Legal Matters...........................  34
Experts.................................  34

             ------------------------------------------------------
             ------------------------------------------------------


             ------------------------------------------------------
             ------------------------------------------------------

                                   4,000,000
                              PREFERRED SECURITIES

                      CONSUMERS POWER COMPANY FINANCING I

                                  % TRUST ORIGINATED
                           PREFERRED SECURITIES SM
                                 ("TOPRS SM")
                          GUARANTEED TO THE EXTENT SET
                                  FORTH HEREIN

                            CONSUMERS POWER COMPANY

                          ---------------------------

                                   PROSPECTUS
                          ---------------------------

                              MERRILL LYNCH & CO.
                           DEAN WITTER REYNOLDS INC.
                           A.G. EDWARDS & SONS, INC.
                         FIRST OF MICHIGAN CORPORATION
                                  RONEY & CO.

                                           , 1995

             ------------------------------------------------------
             ------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                                                                              AMOUNT
                                                                            -----------
        Securities and Exchange Commission filing fee....................   $ 34,482.76
        New York Stock Exchange listing fee..............................     22,150.00
        Rating Agency fees...............................................     83,000.00
        Trustees expenses................................................     15,000.00
        Printing and engraving fees......................................    200,000.00
        Accounting fees and expenses.....................................      5,000.00
        Legal fees and expenses..........................................     35,000.00
        Miscellaneous....................................................     10,500.00
                                                                            -----------
             Total.......................................................   $405,132.76
                                                                            ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The following resolution was adopted by the Board of Directors of Consumers on May 6, 1987:

          RESOLVED: That effective March 1, 1987 the Company shall indemnify to the full extent permitted by law every person (including the estate, heirs and legal representatives of such person in the event of the decease, incompetency, insolvency or bankruptcy of such person) who is or was a director, officer, partner, trustee, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability, costs, expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement, incurred by or imposed upon the person in connection with or resulting from any claim or any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, investigative or of whatever nature, arising from the person's service or capacity as, or by reason of the fact that the person is or was, a director, officer, partner, trustee, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such right of indemnification shall not be deemed exclusive of any other rights to which the person may be entitled under statute, bylaw, agreement, vote of shareholders or otherwise.

     Article V of the Restated Articles of Incorporation reads:

          A director shall not be personally liable to the Company or its shareholders for monetary damages for breach of duty as a director except
     (i) for a breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of Section 551(1) of the Michigan Business Corporation Act, and (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article V, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

     Article VI of the Restated Articles of Incorporation reads:

          Each director and each officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or an officer of the Company. Such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or thereafter existing statute, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise. If the Business Corporation Act of the State of Michigan is amended after approval by the shareholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended. Any repeal or modification of this Article VI by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

Sections 561 through 571 of the Michigan Business Corporation Act provides as follows:

          Sec. 561. A corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          Sec. 562. A corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. Indemnification shall not be made for a claim, issue, or matter in which the person has been found liable to the corporation except to the extent authorized in section 564c.

          Sec. 563. To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of an action, suit, or proceeding referred to in section 561 or 562, or in defense of a claim, issue, or matter in the action, suit, or proceeding, he or she shall be indemnified against actual and reasonable expenses, including attorneys' fees, incurred by him or her in connection with the action, suit, or proceeding and an action, suit, or proceeding brought to enforce the mandatory indemnification provided in this section.

          Sec. 564a. (1) An indemnification under section 561 or 562, unless ordered by the court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in sections 561 and 562 and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. This determination and evaluation shall be made in any of the following ways:

             (a) By a majority vote of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

             (b) If a quorum cannot be obtained under subdivision (a), by majority vote of a committee duly designated by the board and consisting solely of 2 of more directors not at the time parties or threatened to be made parties to the action, suit, or proceeding.

             (c) By independent legal counsel in a written opinion, which counsel shall be selected in 1 of the following ways:

                (i) By the board or its committee in the manner prescribed in subdivision (a) or (b).

                (ii) If a quorum of the board cannot be obtained under subdivision (a) and a committee cannot be designated under subdivision (b), by the board.

             (d) By all independent directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

             (e) By the shareholders, but shares held by directors, officers, employees, or agents who are parties or threatened to be made parties of the action, suit, or proceeding may not be voted.

          (2) In the designation of a committee under subsection (1)(b) or in the selection of independent legal counsel under subsection (1)(c)(ii), all directors may participate.

          (3) If a person is entitled to indemnification under section 561 or 562 for a portion of expenses, including reasonable attorneys' fees, judgments, penalties, fines, and amounts paid in settlement, but not for the total amount, the corporation may indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

          Sec. 564b. (1) A corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee, or agent who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if all of the following apply:

             (a) The person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in sections 561 and 562.

             (b) The person furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct.

             (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this act.

          (2) The undertaking required by subsection (1)(b) must be an unlimited general obligation of the person but need not be secured.

          (3) Determinations and evaluations under this section shall be made in the manner specified in section 564a.

          Sec. 564c. A director, officer, employee, or agent of the corporation who is a party or threatened to be made a party to an action, suit, or proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice it considers necessary may order indemnification if it determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she met the applicable standard of conduct set forth in sections 561 and 562 or was adjudged liable as described in section 562, but if he or she was adjudged liable, his or her indemnification is limited to reasonable expenses incurred.

          Sec. 565. (1) The indemnification or advancement of expenses provided under sections 561 to 564c is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation, bylaws, or a contractual agreement. The total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses.

          (2) The indemnification provided for in sections 561 to 565 continues as to a person who ceases to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, personal representatives, and administrators of the person.

          Sec. 567. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have power to indemnify him or her against liability under sections 561 to 565.

          Sec. 569. For purposes of sections 561 to 567, "corporation" includes all constituent corporations absorbed in a consolidation or merger and the resulting or surviving corporation, so that a person who is or was a director, officer, partner, trustee, employee, or agent of the constituent corporation or is or was serving at the request of the constituent corporation as a director, officer, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise whether for profit or not shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as the person would if he or she had served the resulting or surviving corporation in the same capacity.

        Sec. 571. For the purposes of sections 561 to 567:

             (a) "Fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan.

             (b) "Other enterprises" shall include employee benefit plans.

             (c) "Serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, the director, officer, employee, or agent with respect to an employee benefit plan, its participants, or its beneficiaries.

             (d) A person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be considered to have acted in a manner "not opposed to the best interests of the corporation or its shareholders" as referred to in sections 561 and 562.

     Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of Consumers or of Consumers' subsidiaries and Consumers' officers and directors are indemnified against such losses by reason of their being or having been directors of officers of another corporation, partnership, joint venture, trust or other enterprise at Consumers' request. In addition, Consumers has indemnified each of its present directors by contracts that contain affirmative provisions essentially similar to those in sections 561 through 571 of the Michigan Business Corporation Act cited above.

     Section 10.4 of the Declaration of Trust provides that:

          (a)(i) Consumers shall indemnify, to the full extent permitted by law, any Company Indemnified Person (as defined therein) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Trust) by reason of the fact that he is or was a Company Indemnified Person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Trust, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Company Indemnified Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Trust, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (ii) Consumers shall indemnify, to the full extent permitted by law, any Company Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Trust to procure a judgment in its favor by reason of the fact that he is or was a Company Indemnified Person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Trust and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such Company Indemnified Person shall have been adjudged to be liable to the Trust unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

          (iii) To the extent that a Company Indemnified Person shall be successful on the merits or otherwise (including dismissal of an action without prejudice or the settlement of an action without admission of liability) in defense of any action, suit or proceeding referred to in paragraphs (i) and (ii) of Section 10.4(a), or in defense of any claim, issue or matter therein, he shall be indemnified, to the full extent permitted by law, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (iv) Any indemnification under paragraphs (i) and (ii) of Section 10.4(a) (unless ordered by a court) shall be made by Consumers only as authorized in the specific case upon a determination that indemnification of the Company Indemnified Person is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (i) and
     (ii). Such determination shall be made (1) by the Regular Trustees by a majority vote of a quorum consisting of such Regular Trustees who were not parties to such action, suit or proceeding, (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested Regular Trustees so directs, by independent legal counsel in a written opinion, or
     (3) by the Common Security Holder of the Trust.

          (v) To the fullest extent permitted by applicable law, expenses (including attorneys' fees) incurred by a Company Indemnified Person in defending a civil, criminal, administrative or investigative action, suit or proceeding referred to in paragraphs (i) and (ii) of Section 10.4(a) shall be paid by Consumers in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Company Indemnified Person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Consumers as authorized in Section 10.4(a). Notwithstanding the foregoing, no advance shall be made by Consumers if a determination is reasonably and promptly made (i) by the Regular Trustees by a majority vote of a quorum of disinterested Regular Trustees, (ii) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested Regular Trustees so directs, by independent legal counsel in a written opinion or (iii) the Common Security Holder of the Trust, that, based upon the facts known to the Regular Trustees, counsel or the Common Security Holder at the time such determination is made, such Company Indemnified Person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Trust, or, with respect to any criminal proceeding, that such Company Indemnified Person believed or had reasonable cause to believe his conduct was unlawful. In no event shall any advance be made in instances where the Regular Trustees, independent legal counsel or Common Security Holder reasonably determine that such person deliberately breached his duty to the Trust or its Common or Preferred Security Holders.

          (vi) The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of Section 10.4(a) shall not be deemed exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors of Consumers or Preferred Security Holders of the Trust or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. All rights to indemnification under Section 10.4(a) shall be deemed to be provided by a contract between Consumers and each Company Indemnified Person who serves in such capacity at any time while Section 10.4(a) is in effect. Any repeal or modification of Section 10.4(a) shall not affect any rights or obligations then existing.

          (vii) Consumers or the Trust may purchase and maintain insurance on behalf of any person who is or was a Company Indemnified Person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Consumers would have the power to indemnify him against such liability under the provisions of
     Section 10.4(a).

          (viii) For purposes of Section 10.4(a), references to "the Trust" shall include, in addition to the resulting or surviving entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, trustee, officer or employee of such constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee or agent of another entity, shall stand in the same position under the provisions of Section 10.4(a) with respect to the resulting or surviving entity as he would have with respect to such constituent entity if its separate existence had continued.

          (ix) The indemnification and advancement of expenses provided by, or granted pursuant to, Section 10.4(a) shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Company Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (b) Consumers agrees to indemnify the (i) Property Trustee, (ii) the Delaware Trustee, (iii) any affiliate of the Property Trustee and the Delaware Trustee, and (iv) any officers, directors, shareholders, members, partners, employees, representatives, custodians, nominees or agents of the Property Trustee and the Delaware Trustee (each of the Persons in (i) through (iv) being referred to as a "Fiduciary Indemnified Person") for, and to hold each Fiduciary Indemnified Person harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against or investigating any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The obligation to indemnify as set forth in Section 10.4(b) shall survive the satisfaction and discharge of this Declaration.

ITEM 16. EXHIBITS.

     The following exhibits are filed herewith.

EXHIBIT
NUMBER                                      DESCRIPTION OF DOCUMENT
-------        ----------------------------------------------------------------------------------
 (1)      --   Form of Underwriting Agreement (to be filed as an Exhibit to a report on Form 8-K which shall be incorporated herein by reference).
 (4)-1    --   Certificate of Trust of the Trust.
 (4)-2    --   Form of Amended and Restated Declaration of Trust.
 (4)-3    --   Form of Indenture between Consumers and The Bank of New York, as Trustee.
 (4)-4    --   Form of Supplemental Indenture to Indenture to be used in connection with the issuance of Subordinated Notes.
 (4)-5    --   Form of Preferred Security (included in (4)-2).
 (4)-6    --   Form of Subordinated Note Security (included in (4)-4).
 (4)-7    --   Form of Preferred Securities Guarantee Agreement.
 (5)-1    --   Opinion re legality of Preferred Securities.
 (5)-2    --   Opinion re legality of Subordinated Notes and the Preferred Securities Guarantee.
 (8)      --   Opinion re tax matters.
(12)      --   Statement re Computation of Ratios of Earnings to Fixed Charges and Ratios of
               Earnings to Fixed Charges and Preferred and Preference Stock Dividend
               Requirements.
(15)      --   Letter re unaudited interim financial information
(23)-1    --   Consent of Richards, Layton & Finger, P.C. (included in (5)-1).
(23)-2    --   Consent of Denise M. Sturdy, Esq. (included in (5)-2).
(23)-3    --   Consent of Reid & Priest LLP (included in (8)).
(23)-4    --   Consent of Arthur Andersen LLP.
(24)      --   Powers of attorney of Directors whose names are signed to this registration statement pursuant to such powers and resolution.
(25)-1    --   Statement of Eligibility of Property Trustee.
(25)-2    --   Statement of Eligibility of Debt Trustee.
(25)-3    --   Statement of Eligibility of Preferred Guarantee Trustee.

ITEM 17.  UNDERTAKINGS.

The Undersigned Registrants Hereby Undertake:

          (1) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) That for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (5) The undersigned Trust registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, and State of Michigan, on the 31st day of October, 1995.

                                            CONSUMERS POWER COMPANY

                                            By:         /s/ A. M. WRIGHT
                                              ----------------------------------
                                                         A. M. Wright
                                                    Senior Vice President
                                                 and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the 31st day of October, 1995.

                    NAME                                                  TITLE
---------------------------------------------               ----------------------------------
(i) Principal executive officer:

/s/ MICHAEL G. MORRIS                                       President and
---------------------------------------------               Chief Executive Officer
    Michael G. Morris

(ii) Principal financial officer:

/s/ A M WRIGHT                                              Senior Vice President and
---------------------------------------------               Chief Financial Officer
    Alan M. Wright

(iii) Controller or principal
     accounting officer:

/s/ DENNIS DAPRA                                            Vice President and
---------------------------------------------               Controller
    Dennis DaPra

                    NAME                                                  TITLE
                    ----                                                  -----
                                                            Director
---------------------------------------------
    (James J. Duderstadt)
*                                                           Director
---------------------------------------------
    (Kathleen R. Flaherty)
*                                                           Director
---------------------------------------------
    (Victor J. Fryling)
*                                                           Director
---------------------------------------------
    (Earl D. Holton)
*                                                           Director
---------------------------------------------
    (Lois A. Lund)
*                                                           Director
---------------------------------------------
    (Frank H. Merlotti)
*                                                           Director
---------------------------------------------
    (William T. McCormick, Jr.)
*                                                           Director
---------------------------------------------
    (William U. Parfet)
*                                                           Director
---------------------------------------------
    (Percy A. Pierre)
*                                                           Director
---------------------------------------------
    (S. Kinnie Smith, Jr.)
*                                                           Director
---------------------------------------------
    (Kenneth Whipple)
*                                                           Director
---------------------------------------------
    (John B. Yasinsky)

*By /s/ A M WRIGHT
    -----------------------------------------
         Alan M. Wright
         Attorney-in-fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Consumers Power Company Financing I certifies that is has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Michigan, on the 31st day of October, 1995.

                                          CONSUMERS POWER COMPANY FINANCING I

                                          By /s/ A. M. WRIGHT
                                            ------------------------------------
                                            Trustee

                                          By /s/ THOMAS A. MCNISH
                                            ------------------------------------
                                            Trustee

                                          By /s/ DORIS F. GALVIN
                                            ------------------------------------
                                            Trustee

                                 EXHIBIT INDEX

     The following exhibits are filed herewith.

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                               DESCRIPTION OF DOCUMENT                             PAGE
-------      ------------------------------------------------------------------------ ----------
 (1)    --   Form of Underwriting Agreement (to be filed as an Exhibit to a report on
             Form 8-K which shall be incorporated herein by reference).
 (4)-1  --   Certificate of Trust of the Trust.
 (4)-2  --   Form of Amended and Restated Declaration of Trust.
 (4)-3  --   Form of Indenture between Consumers and The Bank of New York, as
             Trustee.
 (4)-4  --   Form of Supplemental Indenture to Indenture to be used in connection with the issuance of Subordinated Notes.
 (4)-5  --   Form of Preferred Security (included in (4)-2).
 (4)-6  --   Form of Subordinated Note Security (included in (4)-4).
 (4)-7  --   Form of Preferred Securities Guarantee Agreement.
 (5)-1  --   Opinion re legality of Preferred Securities.
 (5)-2  --   Opinion re legality of Subordinated Notes and the Preferred Securities
             Guarantee.
 (8)    --   Opinion re tax matters.
(12)    --   Statement re Computation of Ratios of Earnings to Fixed Charges and
             Ratios of Earnings to Fixed Charges and Preferred and Preference Stock
             Dividend Requirements.
(15)    --   Letter re unaudited interim financial information.
(23)-1  --   Consent of Richards, Layton & Finger, P.C. (included in (5)-1).
(23)-2  --   Consent of Denise M. Sturdy, Esq. (included in (5)-2).
(23)-3  --   Consent of Reid & Priest LLP (included in (8)).
(23)-4  --   Consent of Arthur Andersen LLP.
(24)    --   Powers of attorney of Directors whose names are signed to this registration statement pursuant to such powers.
(25)-1  --   Statement of Eligibility of Property Trustee.
(25)-2  --   Statement of Eligibility of Debt Trustee.
(25)-3  --   Statement of Eligibility of Preferred Guarantee Trustee.